Rand Capital Announces Fourth Quarter Results

BUFFALO, NY -- 01/31/2005 -- Rand Capital Corporation (www.randcapital.com) (NASDAQ: RAND) announced that its net asset value for the quarter ended December 31, 2004 is $1.58 per share, unchanged from the previous quarter.

During and subsequent to the quarter, Rand added follow-on investments in three of its portfolio companies. Ultra-Scan Corporation (Amherst, NY) (www.ultra-scan.com) and Somerset Gas Transmission Company, LLC (Buffalo, NY) (www.somersetgas.com) received $200,000 each from Rand in the form of an equity and debt investment, respectively, as part of larger financing rounds. We also invested $400,000 in Synacor, Inc. (Buffalo, NY) (www.synacor.com) as part of a multi-million dollar equity investment by current investors. Since these investments consisted primarily of previous investors, we have not changed our valuations.

During the quarter, MINRAD International, Inc. (OTC BB: MNRD) (Buffalo, NY) (www.minrad.com) formerly named Technology Acquisition Corporation, completed the acquisition of MINRAD, Inc. As a result of the transaction, Rand Capital now owns 677,980 restricted shares of common stock in MINRAD International. We have not adjusted our valuation with regard to this transaction.

Rand converted its investment in Contract Staffing (Buffalo, NY) (www.contract-staffing.com) into a $141,400 Preferred Stock Agreement in conjunction with Contract Staffing's merger with Farmingdale, NY based Alcott Group. Both companies are nationally certified PEO's, Professional Employer Organizations, which provide complete HR outsourcing resources for employee-related services including payroll administration, employee benefits design and administration, tax administration and regulatory compliance for their clients, allowing the small business to focus on core-revenue producing business functions, while the PEO assumes the administrative burdens associated with complex payroll and human resource matters. Following the merger, a total of 350 businesses and 4,500 employees will be represented statewide.

Also during the quarter, Rand received a $49,000 distribution from Clearview Cable TV, Inc. (Cranbury, NJ) representing its share of the proceeds from the sale to Comcast Corporation of certain small cable systems in Central New Jersey. Rand's original investment in Clearview was in 1996.

During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

CONTACT:
Allen F. Grum
716-853-0802